Exhibit 15
July 11, 2019
The Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3 No.’s 333-216463, 333-229720 and 333-230087, and Form S-8 No.’s 333-142424, 333-149308, 333-154818, 333-151060, and 333-212525) of Delta Air Lines, Inc. for the registration of its securities of our report dated July 11, 2019 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2019.
/s/ Ernst & Young LLP